NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Natalie A. Neyer
Public Relations Manager
(717) 412-6207 (office)
(717) 602-8839 (cell)
natalie.neyer@mymetrobank.com

Metro Bancorp Appoints Two New Members to Board of Directors

HARRISBURG, Pa. (July 25, 2014) — Metro Bancorp, Inc. (NASDAQ: METR), parent company of Metro Bank, has announced the appointment of Jessica E. Meyers and Thomas F. Smida to the Company’s Board of Directors, effective today. The appointments increase the number of Metro Bancorp directors from 9 to 10 following the retirement of founding board director Howell C. Mette, also effective today.

“On behalf of the Board of Directors, the Metro Bank management team and our employees, I welcome Jessica and Tom,” said Metro Bancorp Chairman of the Board, President and CEO Gary L. Nalbandian. “We look forward to the contributions they will make as a result of their business experience and leadership. Also, we thank Howell for his contributions and many years of service. His expertise and guidance have been a great asset to Metro.”

Jessica E. Meyers is the owner and president of JEM Group, a construction services firm located in Harrisburg. Meyers started the company in October 2003 to serve small- to mid-sized project customers with a focus on delivering personalized and professional services to both the public and private sectors throughout Central Pennsylvania. Prior to founding JEM Group, she was a vice president at Reynolds Construction Management, Inc. where she contributed more than nine years of service and leadership.

Meyers currently serves on the Board of Trustees of Harrisburg University of Science and Technology, the Pennsylvania Commission for Women and the Minimum Wage Advisory Board of the Pennsylvania Department of Labor and Industry. In addition, she is vice chairperson of the AAA Central Penn Board of Directors.

She was the recipient of the Central Penn Business Journal’s Forty Under 40 Award in 2004. In 2005, she was named one of Pennsylvania’s Best 50 Women in Business. Under her leadership, JEM Group has been recognized as one of the Fastest Growing companies in the region in both 2009 and 2011 and has received numerous awards for safety and craftsmanship. Meyers is a resident of Camp Hill, Pennsylvania. She holds a Bachelor of Arts degree from Pennsylvania State University.

Thomas F. Smida is an attorney with Mette, Evans & Woodside, a Harrisburg-based law firm. He has been with the firm since 1996 in its municipal finance practice group. He has more than 18 years of legal and financial experience including extensive experience as bond counsel representing Pennsylvania counties, townships, boroughs, school districts and municipal authorities in various types of public financings.

Additionally, he has represented national and state chartered banks and financial institutions in their roles as lenders and letter of credit providers. He has also acted on behalf of clients in financings with the Pennsylvania Economic Development Finance Authority, the Pennsylvania Infrastructure Investment Authority, the United States Department of Agriculture and Rural Utilities Services.

-more-
Smida received his Juris Doctor degree from Duquesne University School of Law, his Master of Laws degree from Temple University and his Bachelor’s degree from the University of Pittsburgh. A resident of Harrisburg, Smida is currently a member of the Dauphin County Bar Association, Pennsylvania Bar Association, Pennsylvania Association of Bond Lawyers and the National Association of Bond Lawyers.

Meyers and Smida join board members Gary L. Nalbandian, Chairman, President and CEO, Metro Bancorp, Inc.; James R. Adair, Former Banker and Businessman; John J. Cardello, CPA, Partner, SF & Company, P.C.; Douglas S. Gelder, Owner and President, DSG Development; Alan R. Hassman, President, ARH, Inc. and Keystone Lodging Enterprises, Inc.; J. Rodney Messick, Chief Financial Officer, Homesale Realty; Michael A. Serluco, Owner, Consolidated Properties; Samir J. Srouji, M.D., Owner, Plastic Surgery, P.C.

About Metro Bank
Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, Metro Bank opened its first location in Camp Hill, Pa. in 1985, pioneering industry-changing conveniences in Central Pennsylvania including seven-day branch banking, free personal checking, free customer coin-counting machines and use of a prototype store design. Additional services include free instant-issue Visa debit cards, free online and mobile banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit mymetrobank.com

# # #